Exhibits 5.1, 8.1 and 23.1

November 10, 2005

ACE Securities Corp.

6525 Morrison Boulevard

Suite 318

Charlotte, North Carolina 28211

Gentlemen:

We have acted as special counsel to ACE Securities Corp. (the "Company") in connection with the offering of approximately $225,000,000 Automobile Receivables Backed Notes, Series 2005-B (the “Notes”) issued by UPFC Auto Receivables Trust 2005-B (the “Trust”) pursuant to a prospectus dated October 31, 2005, as supplemented by a prospectus supplement dated November 1, 2005 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively, the “Prospectus”).  The Trust will also issue Asset Backed Certificates (the “Certificates”).

A registration statement on Form S-3 (the "Registration Statement"), Commission File No. 333-126118) relating to the proposed offering from time to time in one or more series (each, a "Series") by one or more trusts of Asset-Backed Certificates (the "Certificates") and Asset-Backed Notes (the "Notes" and together with the Certificates, the "Securities") has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and was declared effective on July 1, 2005. As set forth in the Prospectus, the Notes will be issued pursuant to the Indenture dated as of October 31, 2005 (the “Indenture”), between the Trust and Deutsche Bank Trust Company Americas (“DBTCA” or the “Indenture Trustee”).  The Certificates will be issued pursuant to the Amended and Restated Trust Agreement dated as of October 31, 2005 (the “Trust Agreement”) between the Seller and Wells Fargo Delaware Trust Company, as owner trustee (the “Owner Trustee”).

As such counsel, we have examined copies of the Prospectus and the Indenture, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that:

1. When the issuance, execution and delivery of the Notes has been authorized by all necessary corporate action of the Company in accordance with the provisions of the Indenture, and when such Notes have been duly executed and delivered, authenticated by the Indenture Trustee and sold as described in the Prospectus, assuming that the terms of such Notes are otherwise in compliance with applicable law at such time, such Notes will constitute binding obligations of the issuer thereof in accordance with their terms and the terms of the Indenture. This opinion is subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and we express no opinion with respect to the application of equitable principles or remedies in any proceeding, whether at law or in equity.

2. The statements contained under the caption “Material Federal Income Tax Consequences,” to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the Base Prospectus and the headings “Legal Opinions” and “Material Federal Income Tax Consequences” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP